UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2008

TRX, INC.

(Exact Name Of Registrant As Specified In Charter)

Georgia	000-51478	58-2502748
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6 West Druid Hills Drive

Atlanta, Georgia 30329

(Address of principal executive offices, including zip code)

(404) 929-6100

(Registrant’s telephone number, including area code)

Not applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(4)(c))

Item 1.01 – Entry into a Material Definitive Agreement.

On June 25, 2008, TRX, Inc. (“TRX”, the “Company”, “we” or “our”) entered into a new Office Lease (the “Lease”) with NNN Park Central, LLC, et. al. (the “Landlord”), pursuant to which we will rent approximately 43,562 square feet of office space in Atlanta. We plan to relocate our existing Atlanta operations to the new location and do not intend to renew our existing lease agreement which expires on October 31, 2008. The initial term of the Lease is eleven (11) years, commencing after the completion of certain tenant improvements to be constructed by the Landlord (the “Occupancy Date”), which Occupancy Date is currently projected to be in November, 2008. We have an option to extend the term of the Lease for two (2) additional five (5) year terms, subject to the satisfaction of certain conditions specified in the Lease.

The Lease provides for approximate annual lease payments, net of excused rent, as follows: $0.6 million in each of years one through four, $0.9 million in each of years five through seven, and $1.0 million in each of years eight through 11. In addition to the base rent, beginning in 2010, we are responsible for our pro rata share of certain other customary costs and charges. As security for our obligations under the Lease, we delivered to the Landlord an irrevocable letter of credit in the amount of $1.5 million, utilizing a portion of our existing credit facility.

The tenant improvements are being constructed by the Landlord, who has provided us a tenant improvement allowance of approximately $1.0 million. Construction costs in excess of the tenant allowance, if any, shall be paid by us.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information regarding our entry into the Lease above is hereby incorporated by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRX, INC. (Registrant)
Date: June 25, 2008	/s/ David D. Cathcart
David D. Cathcart
Chief Financial Officer